EXHIBIT 99.1
                                                                   PRESS RELEASE

           Gran Tierra Continues Land, Reserves and Production Growth

CALGARY, Alberta, Feb. 28, 2006 - Gran Tierra Energy, Inc. (OTC Bulletin Board:
GTRE.OB) is continuing to build its asset base in Argentina with the announcement of an agreement with Golden Oil Corporation to acquire a 50% interest in the El Vinalar Block in the Noroeste Basin of Argentina. This acquisition is expected to add a significant new land position and approximately 50 barrels of oil production net before royalties to Gran Tierra. Gran Tierra's share of production in Argentina for 2005 averaged 330 barrels per day (net before royalty).

El Vinalar encompasses 1,005 gross square kilometers (248,341 acres) and contains a portfolio of exploration leads and oil field enhancement opportunities. Total consideration for the acquisition is US$ 0.95 million plus the funding of up to US$2.70 million in a planned drilling program. The transaction is subject to standard closing conditions including the execution of mutually acceptable agreements on or before April 30, 2006.

This acquisition adds further to Gran Tierra's production and land position in the Noroeste basin, where the company has been selectively acquiring assets since September 2005. The Vinalar agreement augments the announcement of a $37.8 million acquisition agreement with Compania General de Combustibles S.A. (CGC) on February 22 (also subject to standard closing conditions including the execution of mutually acceptable agreements, in addition to preferential acquisition rights of partners in certain properties). The successful closing of the CGC and Golden Oil acquisitions will increase Gran Tierra's production to over 1,600 barrels of oil equivalent per day (on a price basis, net before royalties) and expand the company's opportunity inventory via a participation in 6,100 gross square kilometers (1.55 million acres) of land for future drilling.

Dana Coffield, Gran Tierra's President and CEO, stated, "Growth in the petroleum industry is fundamentally driven by drilling success, which requires access to prospective land. We continue to pursue niche opportunities, like El Vinalar, and strategic opportunities, like our acquisition of the CGC properties, to provide cashflow and a portfolio of drilling opportunities for our company. It's a building block approach to value creation, and it's an approach that we intend to continue."

About Gran Tierra Energy, Inc.

Gran Tierra Energy, Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated and traded in the United States and operating in South America. The Company currently holds interests in producing and non-producing properties in Argentina and is pursuing a growth strategy that focuses on establishing a portfolio of producing properties, and development and exploration opportunities, by selective acquisitions, to provide a base for future growth. Additional information concerning Gran Tierra is available at http://www.grantierra.com . Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE(4873).

Forward Looking Statements

This press release contains `forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to exploit oil and gas exploration opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these

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expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but no limited to, failing to discover reserves that may be extracted on a commercially viable basis, inaccurately estimating oil and gas reserves, intense competition, environmental risks and general economic conditions including the price of oil and gas. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on November 10, 2005, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward-looking statements.